Evergreen

EVERGREEN VA GROWTH FUND

Semiannual Report
as of June 30, 2002

Evergreen Investments℠
MUTUAL FUNDS

Evergreen VA Growth Fund - Semiannual Report as of June 30, 2002

INVESTMENTS THAT STAND THE TEST OF TIME

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $218 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of June 30, 2002

Letter to Shareholders
August 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholders,

We are pleased to provide the semiannual report for the Evergreen VA Growth Fund, which covers the six-month period ended June 30, 2002.

After experiencing mixed performance for the first three months of the period, the U.S. equities markets renewed their struggles during the final three months. Concerns over a slowdown in growth and the legitimacy of earnings were compounded by worries over terrorism and corporate credibility. As a result of these events, investor pessimism grew, and market valuations fell in the first half of the year. Leading the declines for the major market indexes was the Nasdaq Composite, which fell 25%. Following the Nasdaq in the pullback was the Standard & Poor’s 500 Index (S&P 500), which lost 14% of its value, and the Dow Jones Industrial Average, down 8% through June 30, 2002. Even small cap stocks (as measured by the Russell 2000 Index, which outperformed other benchmarks for much of the past two years) were down 9% in the second quarter, bringing their mid-year loss to 5%.

The U.S. fixed income markets, after mixed performance in the first three months of the period, recovered nicely in the final three months. Moderation in economic growth had much to do with this improvement in performance, since a slowdown in the pace of gross domestic product (GDP) growth suggests the Federal Reserve Board may remain on the sidelines longer than originally anticipated. Uncertainty related to geopolitical risks also contributed to the gains in Treasuries, which still maintain their role as a leading safe haven for domestic and international investors.

Looking ahead for the markets, we strongly encourage investors to focus on the improving fundamentals of the U.S. economy. We continue to project GDP growth in the range of 3% in 2002, with inflation tracking below 2%. Unemployment, as a lagging indicator, will likely get worse before it gets better. The silver lining here is that the Fed should stay on the sidelines until the trend in employment turns positive. Additionally, the growth trends for services and productivity remain positive, suggesting better profits ahead.

We continue to forecast operating earnings growth in the range of 8% to 10% for companies in the S&P 500 during 2002. Profits have often risen more than 20% in the first year of past recoveries, yet due to the lack of capital spending increases, we expect moderate earnings growth this year compared to past periods. We believe equity market gains may begin to reflect profit growth. However, given the low levels of investor confidence, we see very little room for P/E multiple expansion. A positive development on the geopolitical front, though, could add considerable momentum to the markets, providing investors relief from oversold conditions and a path to higher valuation.

Looking at bonds, we believe the pace of economic growth will enable the Fed to only slightly tighten policy late in the year. The prospects for slightly higher rates and the elongation of the recovery may enable fixed income instruments to continue recent contributions to diversified portfolios. Quality high yield bonds and investment-grade corporates also offer potential for gains as the environment improves and spreads narrow.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than trying to make investment decisions based on anticipated market movements. It is important that you consult with your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investments

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

EVERGREEN
VA Growth Fund
Fund at a Glance as of June 30, 2002

“We believe the economic outlook is actually better than the equity market indicates. We see a number of areas poised to do well as the economy continues its recovery.”

PORTFOLIO MANAGEMENT TEAM

Small Cap Growth Team

Lead Manager: Theodore W. Price, CFA

PERFORMANCE & RETURNS1

Portfolio Inception Date:	3/3/1998

6-month return	-14.50%

Average Annual Returns

1 year	-16.12%

Since Portfolio Inception	0.10%

LONG TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA Growth Fund,1 versus a similar investment in the Russell 2000 Growth Index (Russell 2000 Growth) and the Consumer Price Index (CPI).

The Russell 2000 Growth is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gain distributions.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure

All data is as of June 30, 2002, and subject to change.

EVERGREEN
VA Growth Fund
Portfolio Manager Interview

How did the fund perform?

The fund had a total return of -14.50% for the six-month period ended June 30, 2002. During the same period, the fund’s benchmark, the Russell 2000 Growth Index returned -17.35%. The median return of variable annuity portfolios in the small cap growth category for the same period was -17.64%, according to Lipper Inc., an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 6/30/2002)

Total Net Assets	$14,660,043

Number of Holdings	156

P/E Ratio	24.5x

What was the investment environment like during the six months?

The year began much as expected with small cap stocks outperforming large cap stocks as the economy moved out of recession. First quarter earnings growth estimates were low as befitted a recessionary environment, but reported earnings came in slightly higher than the conservative estimates. As a result, earnings expectations were raised for the second quarter. Economic growth was surprisingly strong in the first quarter, benefiting from good weather and strong consumer demand. Second quarter gross domestic product (GDP) growth was quite positive, but less than that of the first quarter. Equity market uncertainty related to the day-by-day revelations in the media about unethical corporate management dealings and accounting practices produced a very negative tone in the market during the second quarter as investors backed away from exposure to the financial markets. Overall, we believe that profits are improving across the board. The second quarter is likely to produce positive year-over-year corporate earnings gains, making it the first quarter in the past five to do so.

What areas contributed to the fund’s performance?

In the declining market that typified the first half of 2002, it was very difficult to achieve sector gains in the portfolio. Information technology services (IT) and transportation were the only areas that exhibited positive returns for the portfolio. The balance of the portfolio performed well relative to the Russell 2000 Growth and our competition, but the performance returns were negative. The largest relative gains came in technology, telecommunications and biotechnology.

In the technology sector, the fund was heavily weighted toward semiconductor and semiconductor equipment companies. We believe these areas are the building blocks of industry and will benefit first as the economic recovery occurs. Additionally, the fund’s holdings in the IT staffing industry were concentrated in those companies doing the majority of their business with federal governmental entities. Although the fund’s technology sector was down for the period, it outperformed the market overall, largely due to the performance of semiconductor equipment companies. The fund also benefited from being heavily underweighted in the telecommunications sector, which significantly underperformed for the six-month period. We do not anticipate a recovery in this sector in the near future due to overcapacity.

The fund was approximately 25% underweighted in the healthcare sector overall, compared to the index. We had reduced many of our positions earlier in the first half of 2002 following this sector’s very strong performance in 2001 and our belief that many stocks were ahead of themselves. Now we are adding to positions in this sector as stocks have pulled back with no negative change in fundamentals. We believe the most attractive industries within healthcare are hospitals and prescription benefit managers.

The consumer cyclical sector performed well overall, although we were slightly underweighted during the period believing these stocks had little room for growth. Williams Sonoma, Mohawk Industries, Michaels Stores, and Too, Inc. all performed well. Significant weightings in specialty retailers, such as Abercrombie & Fitch and Ann Taylor, performed well in the first quarter, but we have since reduced these positions believing they may now be somewhat overextended. The consumer staples sector, particularly restaurants, was another positive contributor although our underweighting hurt us somewhat.

EVERGREEN
VA Growth Fund
Portfolio Manager Interview

We were overweighted for most of the period in the finance sector where banks, in particular, have been strong performers for the last year. Southwest Bank, Commerce Bancorp, Alabama Bancorp and Mississippi Valley Bancshares all contributed strongly to the fund’s performance. We believe the best is behind us now and think it may be harder to get additional growth from banks going forward, and have reduced our positions accordingly.

Transportation was another area with strong performance and we continue to be overweighted in the sector. Significant holdings in Covenant Transport, Knight Transportation and Heartland Express were positive influences on the portfolio. As the economy continues to recover and inventories, which have declined over the last several years, begin to be rebuilt, truckload carriers will benefit as restocking occurs. We do not see any slowdown in this area in the near future and believe the best is yet to come for truckload carriers. To a lesser degree, airfreight companies are benefiting from the same inventory-rebuilding situation.

TOP 5 SECTORS
(as a percentage of 6/30/2002 net assets)

Information Technology	23.3%

Industrials	18.8%

Consumer Discretionary	15.6%

Health Care	14.2%

Financials	11.8%

What areas performed poorly during the period?

Regional airlines such as Skywest and Atlantic Coast Airlines were somewhat of a drag on the performance of the portfolio in the first half. However, we continue to believe that these carriers, benefiting from their associations with major airlines and not being subject to load factors and fare reductions plaguing larger airlines, will contribute to performance over the second half.

Energy has been a tricky investing sector during the last year. We were underweighted throughout the period, but still were hurt by our concentration on natural gas services when the good performance occurred in exploration and production. We believe we are on the verge of seeing positive earnings comparisons in these companies after over a year of negative comparisons. We believe declining production rates in natural gas and increasing demand from an improving economy will drive performance in the second half.

TOP 10 HOLDINGS
(as a percentage of 6/30/2002 net assets)

Exar Corp.	1.8%

Shaw Group, Inc.	1.8%

Investors Financial Services Corp.	1.7%

Markel Corp.	1.6%

Therma-Wave, Inc.	1.4%

Boston Private Financial Holdings, Inc.	1.3%

Benchmark Electronics, Inc.	1.3%

Asyst Technologies, Inc.	1.2%

Parlex Corp.	1.1%

Skywest, Inc.	1.0%

What is your outlook for the market?

We believe the economic outlook is actually better than the equity markets indicate. We see a number of areas poised to potentially do well as the economy continues its recovery. It is our belief that semiconductors are primed for recovery after two years in the depths, and natural gas oriented energy companies should benefit from growing demand and shrinking supplies. Consumers should continue to spend as long as unemployment figures remain low. We also believe that healthcare companies are now very reasonable priced relative to their potential earnings growth rates.

Overall, the economy continues to improve. GDP grew 6% in the first quarter and is expected to grow more than 3% for the balance of the year. Inflation is low, as is expected after a recession, and we believe it will remain low until prices begin to increase, probably later in 2003. We expect interest rates to move higher only when signs of inflation appear.

EVERGREEN
VA Growth Fund1
Financial Highlights
(For a share outstanding throughout each period)

	Six Months Ended June 30, 2002 (Unaudited)	Year Ended December 31,
		2001	2000	1999	1998[2]

Net asset value, beginning of period	$ 11.93	$ 15.71	$ 13.87	$ 11.46	$ 12.50

Income from investment operations

Net investment income (loss)	(0.04)	(0.06)	(0.04)	(0.07)	0.02

Net realized and unrealized gains or losses on securities	(1.69)	(1.42)	1.88	2.50	(1.06)

Total from investment operations	(1.73)	(1.48)	1.84	2.43	(1.04)

Distributions to shareholders from

Net investment income	0	0	0	(0.02)	0

Net realized gains	0	(2.30)	0	0	0

Total distributions	0	(2.30)	0	(0.02)	0

Net asset value, end of period	$ 10.20	$ 11.93	$ 15.71	$ 13.87	$ 11.46

Total return[3]	(14.50%)	(6.68%)	13.27%	21.21%	(8.32%)

Ratios and supplemental data

Net assets, end of period (thousands)	$ 14,660	$ 17,505	$ 20,266	$ 15,888	$ 11,064

Ratios to average net assets

Expenses[4]	0.98%[5]	0.90%	0.77%	1.33%	0.97%[5]

Net investment income (loss)	(0.71%)[5]	(0.48%)	0.24%	(0.67%)	0.44%[5]

Portfolio turnover rate	42%	99%	144%	143%	62%

1. Effective February 1, 2000, shareholders of Mentor VIP Growth Portfolio became owners of that number of full and fractional shares of Evergreen VA Growth Fund. As Mentor VIP Growth Portfolio contributed the majority of assets and shareholders to Evergreen VA Growth Fund, its accounting and performance history has been carried forward.

2. For the period from March 3, 1998 (commencement of operations), to December 31, 1998.

3. Total return does not reflect charges attributable to your insurance company’s separate account.

4. The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5. Annualized

See Notes to Financial Statements.

EVERGREEN
VA Growth Fund
Schedule of Investments
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - 95.2%
CONSUMER DISCRETIONARY - 15.6%
Distributors - 0.5%
SCP Pool Corp. *	2,850	$ 79,116
Hotels, Restaurants & Leisure - 3.3%
Applebee’s International, Inc.	2,850	65,407
Extended Stay America, Inc. *	7,900	128,138
Outback Steakhouse, Inc. *	1,750	61,425
Penn National Gaming, Inc. *	7,100	128,865
Ruby Tuesday, Inc.	5,100	98,940
482,775
Household Durables - 1.8%
Ethan Allen Interiors, Inc.	2,550	88,867
Furniture Brands International, Inc. *	3,300	99,825
Mohawk Industries, Inc. *	1,250	76,913
265,605
Leisure Equipment & Products - 0.4%
Monaco Coach Corp. *	3,050	64,965
Media - 3.6%
Cox Radio, Inc., Class A *	4,600	110,860
Cumulus Media, Inc. *	5,700	78,546
Mediacom Communications Corp., Class A *	6,700	52,193
Radio One, Inc., Class D *	8,000	118,960
Salem Communications Corp., Class A *	3,700	92,019
Scholastic Corp. *	1,850	70,115
522,693
Multi-line Retail - 1.7%
Childrens Place Retail Stores, Inc. *	1,350	35,776
Dollar Tree Stores, Inc. *	2,275	89,658
Family Dollar Stores, Inc.	650	22,913
MSC Industrial Direct Co., Inc., Class A *	4,900	95,550
243,897
Specialty Retail - 4.3%
Abercrombie & Fitch Co., Class A *	1,150	27,738
Ann Taylor Stores Corp. *	1,800	45,702
Barnes & Noble, Inc. *	2,050	54,181
Cost Plus, Inc. *	2,600	79,193
Guitar Center, Inc. *	2,850	52,868
Men’s Wearhouse, Inc. *	2,500	63,750
Michaels Stores, Inc. *	900	35,100
Sports Authority, Inc. *	5,300	60,208
Too, Inc. *	1,950	60,060
Tweeter Home Entertainment Group, Inc. *	5,300	86,602
Williams Sonoma, Inc. *	2,250	68,985
634,387

EVERGREEN
VA Growth Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - continued
CONSUMER STAPLES - 1.9%
Food & Drug Retailing - 1.6%
Duane Reade, Inc. *	2,350	$ 80,018
Performance Food Group Co. *	3,050	103,273
United Natural Foods, Inc. *	3,000	58,500
241,791
Personal Products - 0.3%
Steiner Leisure, Ltd. *	2,550	36,975
ENERGY - 9.0%
Energy Equipment & Services - 5.1%
Core Laboratories *	4,800	57,696
Global Industries, Ltd. *	9,000	62,910
Gulf Islands Fabrication, Inc. *	3,450	63,273
Horizon Offshore, Inc. *	12,844	108,403
Oceaneering International, Inc. *	4,100	110,700
Patterson UTI Energy, Inc. *	5,100	143,973
Pride International, Inc. *	8,350	130,761
Unifab International, Inc. *	7,500	2,100
Unit Corp. *	3,600	62,460
742,276
Oil & Gas - 3.9%
Comstock Resources, Inc. *	12,700	96,520
Evergreen Resources *	1,800	76,500
National Oilwell, Inc. *	4,500	94,725
Spinnaker Exploration Co. *	1,300	46,826
Ultra Petroleum Corp. *	14,900	113,091
Willbros Group, Inc. *	8,700	147,900
575,562
FINANCIALS - 11.8%
Banks - 5.3%
Alabama National BanCorp.	3,300	142,857
Boston Private Financial Holdings, Inc.	7,550	186,787
Commerce Bancorp, Inc.	2,510	110,942
Doral Financial Corp.	3,400	113,526
Netbank, Inc. *	7,700	89,705
Southwest Bancorp. of Texas, Inc. *	3,900	141,258
785,075
Diversified Financials - 3.2%
American Capital Strategies, Ltd.	2,800	76,916
Global Payments, Inc.	2,500	74,375
Interactive Data Corp. *	4,600	66,976
Investors Financial Services Corp.	7,400	248,196
466,463
Insurance - 3.3%
Brown & Brown, Inc.	2,900	91,350
HCC Insurance Holdings, Inc.	5,700	150,195
Markel Corp. *	1,200	236,400
477,945

EVERGREEN
VA Growth Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - continued
HEALTH CARE - 14.2%
Biotechnology - 2.8%
Charles River Laboratories International, Inc. *	2,550	$ 89,378
Enzon, Inc. *	1,200	29,532
ILEX Oncology, Inc. *	2,700	38,043
InterMune, Inc. *	2,300	48,530
Medarex, Inc. *	4,800	35,616
Neurocrine Biosciences, Inc. *	1,500	42,975
Protein Design Labs, Inc. *	2,050	22,263
Scios, Inc. *	3,300	101,013
407,350
Health Care Equipment & Supplies - 3.2%
Cyberonics, Inc. *	3,650	47,884
Endocare, Inc. *	6,000	79,260
Integra Lifesciences Corp. *	2,050	44,588
Ocular Sciences, Inc. *	2,000	53,000
Respironics, Inc. *	4,350	148,117
Therasense, Inc. *	4,800	88,656
461,505
Health Care Providers & Services - 6.5%
Accredo Health, Inc. *	2,825	130,345
AdvancePCS *	4,850	116,109
Caremark Rx, Inc. *	5,900	97,350
Community Health Systems *	2,250	60,300
Henry Schein, Inc. *	2,450	109,025
LifePoint Hospitals, Inc. *	1,700	61,727
Orthodontic Centers of America, Inc. *	2,850	65,693
Priority Healthcare Corp., Class B *	4,080	95,880
Province Healthcare Co. *	3,375	75,465
Rare Hospitality International, Inc. *	3,650	98,258
Universal Health Services, Inc., Class B *	1,000	49,000
959,152
Pharmaceuticals - 1.7%
AtheroGenics, Inc. *	8,900	63,813
Medicis Pharmaceutical Corp., Class A *	2,850	121,866
OSI Pharmaceuticals, Inc. *	2,750	66,055
251,734
INDUSTRIALS - 18.8%
Aerospace & Defense - 0.8%
Engineered Support Systems, Inc.	2,200	115,060
Air Freight & Couriers - 0.4%
Expeditors International of Washington, Inc.	1,600	53,056
Airlines - 2.0%
Atlantic Coast Airlines Holdings *	4,550	98,735
Frontier Airlines, Inc. *	2,600	21,138
Mesa Air Group, Inc. *	2,600	23,920
Skywest, Inc.	6,500	152,035
295,828

EVERGREEN
VA Growth Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - continued
INDUSTRIALS - continued
Commercial Services & Supplies - 6.4%
CACI International, Inc., Class A *	2,200	$ 84,018
Casella Waste Systems, Inc., Class A *	3,957	47,524
Copart, Inc. *	5,900	95,757
Insight Communications, Inc., Class A *	7,750	90,908
Management Network Group, Inc. *	24,450	56,724
MPS Group, Inc. *	11,000	93,500
National Processing, Inc. *	4,800	123,840
Netsolve, Inc. *	14,800	106,412
Talx Corp.	4,845	91,861
Waste Connections, Inc. *	4,600	143,704
934,248
Electrical Equipment - 1.3%
C&D Technologies, Inc.	3,700	66,674
Power-One, Inc. *	19,500	121,290
187,964
Machinery - 3.6%
Flowserve Corp. *	3,200	95,360
Maverick Tube Corp. *	6,300	94,500
Oshkosh Truck Corp.	1,400	82,754
Shaw Group, Inc. *	8,450	259,415
532,029
Marine - 0.4%
UTI Worldwide, Inc.	3,300	65,241
Road & Rail - 3.9%
Covenant Transport, Inc., Class A *	6,300	133,875
Forward Air Corp. *	3,150	103,257
Heartland Express, Inc. *	5,804	138,890
Knight Transportation, Inc. *	4,000	92,760
P.A.M. Transportation Services, Inc. *	4,426	106,312
575,094
INFORMATION TECHNOLOGY - 23.3%
Communications Equipment - 2.3%
Advanced Fibre Communications, Inc. *	6,450	106,683
Extreme Networks, Inc. *	4,400	42,988
Foundry Networks, Inc. *	9,350	65,731
Nuance Communications, Inc. *	8,600	35,948
Powerwave Technologies, Inc. *	8,600	78,776
330,126
Computers & Peripherals - 0.8%
QLogic Corp. *	3,000	114,300
Electronic Equipment & Instruments - 5.8%
Benchmark Electronics, Inc. *	6,350	184,150
Mettler-Toledo International, Inc. *	2,650	97,705
Oak Technology, Inc. *	14,100	63,873
Parlex Corp. *	13,650	165,165
Power Integrations, Inc. *	7,350	131,558

EVERGREEN
VA Growth Fund
Schedule of Investments (continued)
June 30, 2002 (Unaudited)

	Shares	Value

COMMON STOCKS - continued
INFORMATION TECHNOLOGY - continued
Electronic Equipment & Instruments - continued
Sandisk Corp. *	9,000	$ 111,600
Sipex Corp. *	19,400	94,847
848,898
Internet Software & Services - 1.9%
Agile Software Corp. *	15,050	109,413
Matrixone, Inc. *	11,750	70,618
Retek, Inc. *	4,300	104,490
284,521
IT Consulting & Services - 1.0%
Anteon International Corp. *	5,050	127,664
Diamondcluster International, Inc., Class A *	3,400	20,332
147,996
Semiconductor Equipment & Products - 8.1%
Asyst Technologies, Inc. *	8,800	179,080
ATMI, Inc. *	3,000	67,110
Axcelis Technologies, Inc. *	6,150	69,495
Cabot Microelectronics Corp. *	1,000	43,160
Exar Corp. *	13,650	269,178
Integrated Circuit System, Inc. *	5,200	104,988
LTX Corp. *	6,650	94,962
Micrel, Inc. *	4,700	67,586
Semtech Corp. *	1,100	29,370
Skyworks Solutions, Inc. *	8,550	47,452
Therma-Wave, Inc. *	18,300	208,437
1,180,818
Software - 3.4%
Fair, Issac & Co., Inc.	3,300	108,471
Moldflow Corp. *	13,400	105,592
NetIQ Corp. *	4,050	91,651
Plumtree Software, Inc. *	3,700	18,426
Renaissance Learning, Inc. *	3,150	63,693
THQ, Inc. *	1,700	50,694
Vastera, Inc. *	14,400	63,216
501,743
MATERIALS - 0.6%
Chemicals - 0.6%
Cytec Industries, Inc. *	2,800	88,032
Total Common Stocks		13,954,220
SHORT-TERM INVESTMENTS - 6.0%
MUTUAL FUND SHARES - 6.0%
Evergreen Institutional Money Market Fund (o)	883,376	883,376
Total Investments - (cost $14,516,963) - 101.2%		14,837,596
Other Assets and Liabilities - (1.2%)		(177,553)
Net Assets - 100.0%		$ 14,660,043
* Non-income producing security (o) The advisor of the fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

See Notes to Financial Statements.

EVERGREEN
VA Growth Fund
Statement of Assets and Liabilities
June 30, 2002 (Unaudited)

Assets
Identified cost of securities	$ 14,516,963
Net unrealized gains on securities	320,633

Market value of securities	14,837,596
Receivable for securities sold	71,850
Dividends and interest receivable	3,491
Receivable from investment advisor	2,717
Deferred organization expenses	1,313

Total assets	14,916,967

Liabilities
Payable for securities purchased	234,459
Due to other related parties	119
Accrued expenses and other liabilities	22,346

Total liabilities	256,924

Net assets	$ 14,660,043

Net assets represented by
Paid-in capital	$ 15,933,188
Undistributed net investment loss	(57,554)
Accumulated net realized losses on securities	(1,536,224)
Net unrealized gains on securities	320,633

Total net assets	$ 14,660,043

Shares outstanding	1,437,779

Net asset value per share	$ 10.20

See Notes to Financial Statements.

EVERGREEN
VA Growth Fund
Statement of Operations
Six Months Ended June 30, 2002 (Unaudited)

Investment income
Dividends (net of foreign withholding tax of $102)	$ 12,814
Interest	8,990

Total investment income	21,804

Expenses
Advisory fee	57,009
Administrative services fees	8,144
Transfer agent fee	371
Trustees’ fees and expenses	213
Printing and postage expenses	19,613
Custodian fee	2,186
Professional fees	11,051
Organization expenses	935
Other	811

Total expenses	100,333
Less: Expense reductions	(64)
Fee waivers	(20,911)

Net expenses	79,358

Net investment loss	(57,554)

Net realized and unrealized gains or losses on securities
Net realized gains on securites	248,924
Net change in unrealized gains or losses on securities	(2,694,321)

Net realized and unrealized losses on securities	(2,445,397)

Net decrease in net assets resulting from operations	$ (2,502,951)

See Notes to Financial Statements.

EVERGREEN
VA Growth Fund
Statement of Changes in Net Assets

	Six Months Ended June 30, 2002 (Unaudited)	Year Ended December 31, 2001

Operations
Net investment loss	$ (57,554)	$ (85,738)
Net realized gains or losses on securities	248,924	(1,593,012)
Net change in unrealized gains or losses on securities	(2,694,321)	176,573

Net decrease in net assets resulting from operations	(2,502,951)	(1,502,177)

Distributions to shareholders from
Net realized gains	0	(3,069,968)

Capital share transactions
Proceeds from shares sold	922,600	2,239,433
Payment for shares redeemed	(1,264,630)	(3,498,008)
Net asset value of shares issued in reinvestment of distributions	0	3,069,968

Net increase (decrease) in net assets resulting from capital share transactions	(342,030)	1,811,393

Total decrease in net assets	(2,844,981)	(2,760,752)
Net assets
Beginning of period	17,505,024	20,265,776

End of period	$ 14,660,043	$ 17,505,024

Undistributed net investment income (loss)	$ (57,554)	$ 0

Other Information:
Share increase (decrease)
Shares sold	82,604	172,712
Shares redeemed	(112,414)	(300,454)
Shares issued in reinvestment of distributions	0	305,469

Net increase (decrease) in shares	(29,810)	177,727

See Notes to Financial Statements.

EVERGREEN
VA Growth Fund
Notes to Financial Statements (Unaudited)

1. ORGANIZATION

Evergreen VA Growth Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Listed equity securities are valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

C. Federal Taxes

Each Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

D. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

E. Organization Expenses

Organization expenses for the Fund are amortized to operations over a five-year period on a straight-line basis. In the event any of the initial shares of the Fund are redeemed by any holder during the five-year amortization period, redemption proceeds will be reduced by any unamortized organization expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of the redemption.

EVERGREEN
VA Growth Fund
Notes to Financial Statements (Unaudited) (continued)

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid a management fee that is calculated and paid daily an annual rate of 0.70% of the average daily net assets of the Fund.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an administrative fee of 0.10% of the Fund’s average net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the six months ended June 30, 2002, the Fund paid brokerage commissions of $408 to First Union Securities, Inc.

4. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $6,548,261 and $7,095,450, respectively, for the six months ended June 30, 2002.

On June 30, 2002, the aggregate cost of securities for federal income tax purposes was $14,516,963. The gross unrealized appreciation and depreciation on securities based on tax cost was $2,175,331 and $1,854,698, respectively, with a net unrealized appreciation of $320,633.

As of December 31, 2001, the Fund had a capital loss carryover for federal income tax purposes of $1,380,635 expiring in 2009.

5. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and its custodian, a portion of the fund expenses have been reduced. The amount of expense reductions received by the Fund was $64 and the impact of the total expense reductions on the Fund’s annualized expense ratio represented as a percentage of its average net assets was 0.00%.

6. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

7. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $725 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Securities, Inc. was paid a one-time arrangement fee of $150,000, which was charged to the funds and also allocated pro rata.

During the six months ended June 30, 2002, the Fund had no borrowings under this agreement.

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Board of Trustees

Name, address and date of birth	Position with trust	Begining year of term of office*	Principal occupations for last five years	Number of portfolios overseen in Evergreen Funds complex	Other directorships held outside of Evergreen funds complex

Charles A. Austin III 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1934	Trustee	1991	Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; Director, The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

K. Dun Gifford 200 Berkeley Street Boston, MA 02116 DOB: 10/23/1938	Trustee	1974	Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Leroy Keith, Jr. 200 Berkeley Street Boston, MA 02116 DOB: 2/14/1939	Trustee	1983	Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell 200 Berkeley Street Boston, MA 02116 DOB: 7/14/1939	Trustee	1988	Sales Manager, SMI-STEEL — South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Thomas L. McVerry 200 Berkeley Street Boston, MA 02116 DOB: 8/2/1938	Trustee	1993	Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

William Walt Pettit 200 Berkeley Street Boston, MA 02116 DOB: 8/26/1955	Trustee	1984	Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

David M. Richardson 200 Berkeley Street Boston, MA 02116 DOB: 9/19/1941	Trustee	1982	President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Russell A. Salton, III MD 200 Berkeley Street Boston, MA 02116 DOB: 6/2/1947	Trustee	1984	Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Michael S. Scofield 200 Berkeley Street Boston, MA 02116 DOB: 2/20/1943	Trustee	1984	Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard J. Shima 200 Berkeley Street Boston, MA 02116 DOB: 8/11/1939	Trustee	1993	Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

Richard K. Wagoner, CFA** 200 Berkeley Street Boston, MA 02116 DOB: 12/12/1937	Trustee	1999	Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.	95	None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office.

** Mr. Wagoner is an “interested person” of the funds because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the funds’ investment advisor.

Additional information about the funds’ Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

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558959 8/2002

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Boston, MA 02116-5034